Exhibit 99.1

INTERNATIONAL SEAWAYS REPORTS

FOURTH QUARTER AND FULL YEAR 2023 RESULTS

New York, NY – February 29, 2024– International Seaways, Inc. (NYSE: INSW) (the “Company”, “Seaways”, or “INSW”), one of the largest tanker companies worldwide providing energy transportation services for crude oil and petroleum products, today reported results for the fourth quarter and full year of 2023.

HIGHLIGHTS & RECENT DEVELOPMENTS

Record Annual Earnings:

•	Net income for the full year of 2023 was $556.4 million, or $11.25 per diluted share, representing an increase of $168.6 million compared to the full year of 2022, which was $387.9 million, or $7.77 per share. Net income for the fourth quarter was $132.1 million, or $2.68 per diluted share, compared to net income of $218.4 million, or $4.40 per diluted share, in the fourth quarter of 2022.
•	Adjusted net income(A), defined as net income excluding special items, for the fourth quarter of 2023 was $107.6 million, which excludes gains on vessel sales and write-off of deferred financing costs.
•	Adjusted EBITDA(B) for the fourth quarter was $158.8 million and for the full year of 2023 was $723.8 million.

Balance Sheet Enhancements:

•	Total liquidity was approximately $601 million as of December 31, 2023, including cash and short-term investments(C) of $187 million and $414 million of undrawn revolving credit capacity.
•	Prepaid nearly $300 million in debt during 2023 in addition to mandatory debt repayments of approximately $150 million and $27 million in debt prepayments related to vessel sales.
•	Net loan-to-value of 17% as of December 31, 2023, is the lowest in Company history.
•	Doubled revolver capacity over the last 12 months with two refinancings that also released vessels from the collateral package, reduced interest costs and extended the maturity profile. During 2023, 30 vessels were unencumbered.

Returns to Shareholders:

•	Paid a combined $1.25 per share in regular and supplemental dividends in December 2023.
•	Returned over $320 million to shareholders during 2023. The Company paid over $308 million in dividends, representing $6.29 per share and repurchased shares for $14 million at an average price of $38.
•	Declared a combined dividend of $1.32 per share composed of a supplemental dividend of $1.20 per share and $0.12 per share of a regular quarterly cash dividend to be paid in March 2024. The combined dividend represents 60% of adjusted net income for the fourth quarter.

Fleet Optimization Program:

•	Agreed to purchase six MRs, built between 2014 and 2015, for $232 million; 15% funded through shares with the remainder from available liquidity.
•	Sold two, 2008-built MRs for net proceeds of $28 million after debt repayment during the fourth quarter of 2023.
•	Increased contracted revenues to $354 million by entering into two new time charter agreements during the fourth quarter of 2023.

“2023 marked another record year for Seaways and our portfolio of tanker assets,” said Lois K. Zabrocky, International Seaways President and CEO. “During the year, drawing on our substantial cash flows, we continued to pull all the levers of our balanced capital allocation strategy. This included ordering LR1s to renew our fleet for our niche joint venture in the Panamax International pool, enhancing the balance sheet with substantial debt prepayments that lowered our cash break evens, doubling our revolving credit capacity and returning approximately 16% of our average market capitalization during 2023 to shareholders through dividends and share repurchases. Looking ahead, we expect to continue executing this balanced approach and further building on our track record of opportunistically renewing the fleet, improving the balance sheet, and returning substantial cash to shareholders.”

Ms. Zabrocky added, “Seaways has significant momentum that we expect to carry forward throughout the year, as positive market fundamentals remain intact. Strong tanker demand continues to be driven by growing oil demand and higher utilization from the evolving global energy trade where energy security is prioritized. Combined with the lowest orderbook in more than 30 years and an aging global fleet, we remain confident that current tanker market dynamics will prove to be sustainable in the near term and drive strong earnings for the foreseeable future.”

Jeff Pribor, the Company’s CFO stated, “We took important steps to enhance and diversify our capital structure in 2023 and believe Seaways’ balance sheet is the strongest it has ever been. This strength is evidenced by over $600 million in total liquidity and the lowest net-loan-to-value ratio in Company history at 17%. As part of our balanced capital allocation strategy, we proactively de-levered, exceeding our mandatory debt repayments by nearly $300 million in 2023, which reduced our break evens to below $14,500 per day. As we continue to generate free cash, we expect to build on our track record of compelling shareholder returns.”

FOURTH QUARTER 2023 RESULTS

Net income for the fourth quarter of 2023 was $132.1 million, or $2.68 per diluted share, compared to net income of $218.4 million, or $4.40 per diluted share, for the fourth quarter of 2022. The decrease in net income for the fourth quarter of 2023 was driven by the lower spot earnings primarily due to lower OPEC+ production. The reported net income for the fourth quarter of 2023 includes the impact of one-time items, consisting of the gain on disposal of vessels, and write-off of deferred financing costs, which aggregated to $24.6 million. Excluding these items, net income for the fourth quarter of 2023 was $107.6 million, or $2.18 per diluted share.

Shipping revenues for the fourth quarter were $250.7 million, compared to $338.2 million for the fourth quarter of 2022. Consolidated TCE revenues(D) for the fourth quarter were $247.9 million, compared to $335.7 million for the fourth quarter of 2022.

Adjusted EBITDA for the fourth quarter was $158.8 million, compared to $254.3 million for the fourth quarter of 2022.

Crude Tankers

Shipping revenues for the Crude Tankers segment were $125.2 million for the fourth quarter of 2023, compared to $152.9 million for the fourth quarter of 2022. TCE revenues were $123.3 million for the fourth quarter, compared to $150.7 million for the fourth quarter of 2022. This decrease was primarily attributable to lower spot rates as the average spot earnings of the VLCC, Suezmax, Aframax sectors were approximately $43,000, $47,300, and $44,000 per day, respectively, compared with approximately $64,600, $59,100, and $62,000 per day, respectively, during the fourth quarter of 2022.

Product Carriers

Shipping revenues for the Product Carriers segment were $125.6 million for the fourth quarter, compared to $185.2 million for the fourth quarter of 2022. TCE revenues were $124.7 million for the fourth quarter, compared to $184.9 million for the fourth quarter of 2022. This decrease is primarily attributed to lower spot earnings in the LR1 and MR sectors that averaged approximately $46,200 and $31,500 per day, respectively, in the fourth quarter of 2023, compared to approximately $64,000 and $39,700 per day, respectively, during the fourth quarter of 2022.

FULL YEAR 2023 RESULTS

Net income for the year ended December 31, 2023, was $556.4 million, or $11.25 per diluted share, compared to net income of $387.9 million, or $7.77 per diluted share, for the year ended December 31, 2022. The reported net income for 2023 includes the impact of one-time items, consisting of the gain on disposal of vessels, debt modification expenses, and write-off of deferred financing costs and loss on extinguishment of debt, which aggregated $31.4 million. Excluding these items, net income for 2023 was $525.1 million, or $10.62 per diluted share.

Shipping revenues for the year ended December 31, 2023, were $1,071.8 million, compared to $864.7 million for the year ended December 31, 2022. Consolidated TCE revenues for the year ended December 31, 2023, were $1,055.5 million, compared to $853.7 million for the year ended December 31, 2022.

Adjusted EBITDA for the year ended December 31, 2023 was $723.8 million, compared to $549.1 million for the year ended December 31, 2022.

Crude Tankers

TCE revenues for the Crude Tankers segment were $512.2 million for the year ended December 31, 2023, compared to $321.9 million for the year ended December 31, 2022. Shipping revenues for the Crude Tankers segment were $524.0 million for the year ended December 31, 2023, compared to $331.7 million for the year ended December 31, 2022.

Product Carriers

TCE revenues for the Product Carriers segment were $543.3 million for the year ended December 31, 2023, compared to $531.9 million for the year ended December 31, 2022. Shipping revenues for the Product Carriers segment were $547.8 million for the year ended December 31, 2023, compared to $533.0 million for the year ended December 31, 2022.

BALANCE SHEET ENHANCEMENTS

During 2023, the Company extinguished approximately $324 million of debt. During the first quarter, the Company amended the $750 Million Credit Facility, which included a prepayment of $97 million on the term loan, increased the capacity of the revolving credit facility tranche by $40 million and released 22 vessels from the collateral package. During the second quarter, the Company prepaid approximately $75 million in debt with the exercise of purchase options for two vessels under sale-leaseback agreements for $46 million and the prepayment of $29 million on the $750 Million Credit Facility, which also released another vessel from the collateral package. During the third quarter, a net prepayment of $54 million resulted from the execution of a new revolving credit facility that increased revolving credit capacity by $160 million with an attractive margin, maturity extension and age-adjusted amortization profile. The transaction resulted in a prepayment of existing debt of $104 million and a drawdown on the new facility of $50 million. During the fourth quarter, the Company prepaid approximately $71 million of debt, including a $50 million payment on the aforementioned revolving credit facility. The Company’s revolving credit is fully undrawn with capacity of $414 million.

The Company also paid approximately $27 million on the $750 Million Credit Facility in connection with the sales of three 2008-built MRs during 2023.

RETURNING CASH TO SHAREHOLDERS

In December 2023, the Company paid a combined dividend of $1.25 per share of common stock, composed of a regular quarterly dividend of $0.12 per share of common stock and a supplemental dividend of $1.13 per share. For the year ended December 31, 2023, the Company has paid combined dividends of approximately $6.29 per share.

On February 28, 2024, the Company’s Board of Directors declared a combined dividend of $1.32 per share of common stock, composed of a regular quarterly dividend of $0.12 per share of common stock and a supplemental dividend of $1.20 per share of common stock. Both dividends will be paid on March 28, 2024, to shareholders with a record date at the close of business on March 14, 2024.

For the year ended December 31, 2023, the Company repurchased and retired a total of 366,483 shares of its common stock in open market purchases, at an average price of $38.03 at an aggregate cost of approximately $14 million.

The Company currently has $50 million authorized under its share repurchase program, which expires at the end of 2025.

FLEET OPTIMIZATION PROGRAM

On February 23, 2024, the Company entered into agreements to acquire two 2014-built and four 2015-built MR vessels for total consideration of $232 million. The Company expects to finance 15% of the total consideration with shares of common stock with the balance funded by available liquidity. Each of the six vessel purchases is subject to the satisfaction of closing conditions customary for vessel purchases. Delivery of the vessels is expected to be completed by the end of the second quarter 2024.

In the fourth quarter, the Company entered into two new time charter agreements for over two years on two 2009-built MRs. During 2023, the Company has entered into eight, time charter agreements: one 2017-built Aframax, three 2008-built MRs, two 2009-built MRs, one 2011-built MR and one 2012-built Suezmax. The charters have durations of two to three years and have increased contracted future revenues to approximately $354 million remaining under time charter agreements from January 1, 2024 through charter expiry, excluding any applicable profit share.

During 2023, the Company sold three 2008-built MRs, which generated approximately $39 million in net proceeds after debt repayment.

The Company entered into contracts and declared options to build a total of four scrubber-fitted, dual-fuel (LNG) ready, LR1 vessels in Korea with K Shipbuilding Co, Ltd at a price in aggregate of approximately $231 million. Two contracts were executed in August 2023 with two additional options that were exercised in October 2023. The vessels are expected to be delivered beginning in the second half of 2025 through the first quarter of 2026. Upon delivery, these vessels are expected to deliver into our niche, Panamax International Pool, which has consistently outperformed the market. During the fourth quarter, the Company entered into an option agreement for two additional, dual-fuel ready LR1 vessels at the same shipyard for delivery during the third quarter of 2026 at an additional cost of $116 million. Under the terms of the agreement, the Company’s option will expire on March 31, 2024.

During 2023, the Company took delivery of three dual-fuel VLCC newbuildings. The vessels were ordered for an aggregate contract price of $288 million, which are financed under sale leaseback arrangements at a fixed rate of approximately 4.25%. The vessels have commenced long-term time charters into 2030 with an oil major at a base rate of $31,000 per day plus a profit share component.

In December 2022, the Company exercised its purchase options on two 2009-built Aframax vessels under sale leaseback arrangement, which were accounted for as operating leases prior to declaration of the options. The aggregate purchase price, net of prepaid charter hire of both vessels was approximately $41 million, representing a discount at the time of approximately 45% to the market value of these vessels. One vessel was delivered in March 2023 while the other delivered in April 2023.

CONFERENCE CALL

The Company will host a conference call to discuss its fourth quarter and full year 2023 results at 9:00 a.m. Eastern Time (“ET”) on Thursday, February 29, 2024. To access the call, participants should dial (833) 470-1428 for domestic callers and (929) 526-1599 for international callers and entering 708633. Please dial in ten minutes prior to the start of the call. A live webcast of the conference call will be available from the Investor Relations section of the Company’s website at https://www.intlseas.com.

An audio replay of the conference call will be available until March 7, 2024, by dialing (866) 813-9403 for domestic callers and +44 204 525 0658 for international callers, and entering Access Code 428746.

ABOUT INTERNATIONAL SEAWAYS, INC.

International Seaways, Inc. (NYSE: INSW) is one of the largest tanker companies worldwide providing energy transportation services for crude oil and petroleum products in International Flag markets. International Seaways owns and operates a fleet of 77 vessels, including 13 VLCCs, 13 Suezmaxes, five Aframaxes/LR2s, 11 LR1s, of which four are newbuildings, and 35 MR tankers. International Seaways has an experienced team committed to the very best operating practices and the highest levels of customer service and operational efficiency. International Seaways is headquartered in New York City, NY. Additional information is available at https://www.intlseas.com.

Forward-Looking Statements

This release contains forward-looking statements. In addition, the Company may make or approve certain statements in future filings with the U.S. Securities and Exchange Commission (SEC), in press releases, or in oral or written presentations by representatives of the Company. All statements other than statements of historical facts should be considered forward-looking statements. These matters or statements may relate plans to issue dividends, the Company’s prospects, including statements regarding vessel acquisitions, expected synergies, trends in the tanker markets, and possibilities of strategic alliances and investments. Forward-looking statements are based on the Company’s current plans, estimates and projections, and are subject to change based on a number of factors. Investors should carefully consider the risk factors outlined in more detail in the Annual Report on Form 10-K for 2023 for the Company, and in similar sections of other filings made by the Company with the SEC from time to time. The Company assumes no obligation to update or revise any forward-looking statements. Forward-looking statements and written and oral forward-looking statements attributable to the Company or its representatives after the date of this release are qualified in their entirety by the cautionary statements contained in this paragraph and in other reports previously or hereafter filed by the Company with the SEC.

Investor Relations & Media Contact:

Tom Trovato, International Seaways, Inc.

(212) 578-1602

ttrovato@intlseas.com

Category: Earnings

Consolidated Statements of Operations

($ in thousands, except per share amounts)

	Three Months Ended		Fiscal Year Ended
	December 31,		December 31,
	2023	2022	2023	2022
	(Unaudited)	(Unaudited)
Shipping Revenues:
Pool revenues	$204,174	$311,193	$905,808	$774,922
Time and bareboat charter revenues	29,695	10,239	96,544	33,034
Voyage charter revenues	16,865	16,725	69,423	56,709
Total Shipping Revenues	250,734	338,157	1,071,775	864,665

Operating Expenses:
Voyage expenses	2,822	2,507	16,256	10,955
Vessel expenses	71,023	62,229	259,539	240,674
Charter hire expenses	8,805	9,333	39,404	32,132
Depreciation and amortization	33,682	28,404	129,038	110,388
General and administrative	12,391	13,499	47,473	46,351
Third-party debt modification fees	-	-	568	1,158
Gain on disposal of vessels and other assets, net of impairments	(25,286)	(10,308)	(35,934)	(19,647)
Total operating expenses	103,437	105,664	456,344	422,011
Income from vessel operations	147,297	232,493	615,431	442,654
Equity in income of affiliated companies	-	280	-	714
Operating income	147,297	232,773	615,431	443,368
Other income	2,344	2,772	10,652	2,332
Income before interest expense and income taxes	149,641	235,545	626,083	445,700
Interest expense	(14,081)	(17,091)	(65,759)	(57,721)
Income before income taxes	135,560	218,454	560,324	387,979
Income tax provision	(3,446)	(25)	(3,878)	(88)
Net income	$132,114	$218,429	$556,446	$387,891

Weighted Average Number of Common Shares Outstanding:
Basic	48,888,084	49,049,539	48,978,452	49,381,459
Diluted	49,343,856	49,619,307	49,428,967	49,844,904

Per Share Amounts:
Basic net income per share	$2.70	$4.45	$11.35	$7.85
Diluted net income per share	$2.68	$4.40	$11.25	$7.77

Consolidated Balance Sheets

($ in thousands)

	December 31,	December 31,
	2023	2022
ASSETS
Current Assets:
Cash and cash equivalents	$126,760	$243,744
Short-term investments	60,000	80,000
Voyage receivables	247,165	289,775
Other receivables	14,303	12,583
Inventories	1,329	531
Prepaid expenses and other current assets	10,342	8,995
Current portion of derivative asset	5,081	6,987
Total Current Assets	464,980	642,615

Vessels and other property, less accumulated depreciation	1,914,426	1,680,010
Vessels construction in progress	11,670	123,940
Deferred drydock expenditures, net	70,880	65,611
Operating lease right-of-use assets	20,391	8,471
Finance lease right-of-use assets	-	44,391
Pool working capital deposits	31,748	35,593
Long-term derivative asset	1,153	4,662
Other assets	6,571	10,041
Total Assets	$2,521,819	$2,615,334

LIABILITIES AND EQUITY
Current Liabilities:
Accounts payable, accrued expenses and other current liabilities	$57,904	$51,069
Current portion of operating lease liabilities	10,223	1,596
Current portion of finance lease liabilities	-	41,870
Current installments of long-term debt	127,447	162,854
Total Current Liabilities	195,574	257,389
Long-term operating lease liabilities	11,631	7,740
Long-term debt	595,229	860,578
Other liabilities	2,628	1,875
Total Liabilities	805,062	1,127,582

Equity:
Total Equity	1,716,757	1,487,752
Total Liabilities and Equity	$2,521,819	$2,615,334

Consolidated Statements of Cash Flows

($ in thousands)

	Fiscal Year Ended December 31,
	2023	2022
Cash Flows from Operating Activities:
Net income	$556,446	$387,891
Items included in net income not affecting cash flows:
Depreciation and amortization	129,038	110,388
Loss on write-down of vessels and other assets	—	1,697
Amortization of debt discount and other deferred financing costs	5,623	5,224
Amortization of time charter hire contracts acquired	—	842
Deferred financing costs write-off	2,686	1,266
Stock compensation	8,518	6,746
Earnings of affiliated companies	20	(10,297)
Other – net	(2,562)	(2,242)
Items included in net income related to investing and financing activities:
Gain on disposal of vessels and other assets, net	(35,934)	(21,344)
Loss on extinguishment of debt	1,323	—
Loss on sale of investment in affiliated companies	—	9,513
Cash distributions from affiliated companies	—	3,111
Payments for drydocking	(34,539)	(43,327)
Insurance claims proceeds related to vessel operations	3,156	5,301
Changes in operating assets and liabilities	54,627	(166,968)
Net cash provided by operating activities	688,402	287,801
Cash Flows from Investing Activities:
Expenditures for vessels, vessel improvements and vessels under construction	(205,159)	(115,976)
Proceeds from disposal of vessels and other assets	66,002	99,157
Expenditures for other property	(1,471)	(710)
Pool working capital deposits	(3,639)	1,362
Proceeds from sale of investments in affiliated companies	—	138,966
Investments in short-term time deposits	(235,000)	(105,000)
Proceeds from maturities of short-term time deposits	255,000	25,000
Net cash (used in)/provided by investing activities	(124,267)	42,799
Cash Flows from Financing Activities:
Borrowings on long term debt, net of lenders' fees	—	641,050
Borrowings on revolving credit facilities	50,000	—
Repayments on revolving credit facilities	(50,000)	—
Repayments of debt	(382,050)	(798,740)
Premium and fees on extinguishment of debt	(1,323)	—
Proceeds from sale and leaseback financing, net of issuance and deferred financing costs	169,717	108,005
Payments on sale and leaseback financing and finance lease	(135,965)	(39,240)
Payments of deferred financing costs	(3,577)	(909)
Cash dividends paid	(308,154)	(69,841)
Repurchase of common stock	(13,948)	(20,017)
Cash paid to tax authority upon vesting or exercise of stock-based compensation	(5,819)	(6,097)
Net cash used in financing activities	(681,119)	(185,789)
Net (decrease)/increase in cash, cash equivalents and restricted cash	(116,984)	144,811
Cash, cash equivalents and restricted cash at beginning of year	243,744	98,933
Cash, cash equivalents and restricted cash at end of period	$126,760	$243,744

Spot and Fixed TCE Rates Achieved and Revenue Days

The following tables provide a breakdown of TCE rates achieved for spot and fixed charters and the related revenue days for the three months and year ended December 31, 2023 and the comparable period of 2022. Revenue days in the quarter ended December 31, 2023 totaled 6,471 compared with 6,620 in the prior year quarter. Revenue days in the year ended December 31, 2023 totaled 26,292 compared with 26,495 in the prior year. A summary fleet list by vessel class can be found later in this press release. The information in these tables excludes commercial pool fees/commissions averaging approximately $853 and $723 per day for the three months ended December 31, 2023 and 2022, respectively, and approximately $861 and $706 per day for the years ended December 31, 2023 and 2022, respectively.

	Three Months Ended December 31, 2023			Three Months Ended December 31, 2022
	Spot	Fixed	Total	Spot	Fixed	Total
Crude Tankers
VLCC
Average TCE Rate	$42,991	$38,826		$64,596	$43,883
Number of Revenue Days	837	276	1,113	799	92	891
Suezmax
Average TCE Rate	$47,318	$30,989		$59,064	$32,095
Number of Revenue Days	1,006	184	1,190	1,029	92	1,121
Aframax
Average TCE Rate	$43,952	$38,499		$62,030	$-
Number of Revenue Days	256	92	348	284	-	284
Total Crude Tankers Revenue Days	2,099	552	2,651	2,112	184	2,296
Product Carriers
Aframax (LR2)
Average TCE Rate	$43,666	$-		$-	$18,994
Number of Revenue Days	92	-	92	-	92	92
Panamax (LR1)
Average TCE Rate	$46,199	$-		$63,950	$-
Number of Revenue Days	561	-	561	818	-	818
MR
Average TCE Rate	$31,493	$21,599		$39,678	$20,816
Number of Revenue Days	2,738	429	3,167	3,350	64	3,414
Total Product Carriers Revenue Days	3,391	429	3,820	4,168	156	4,324
Total Revenue Days	5,490	981	6,471	6,280	340	6,620

	Fiscal Year Ended December 31, 2023			Fiscal Year Ended December 31, 2022
	Spot	Fixed	Total	Spot	Fixed	Total
Crude Tankers
VLCC
Average TCE Rate	$45,483	$40,098		$29,361	$44,043
Number of Revenue Days	3,269	979	4,248	3,220	310	3,530
Suezmax
Average TCE Rate	$51,293	$31,065		$32,579	$28,287
Number of Revenue Days	4,002	680	4,682	3,901	365	4,266
Aframax
Average TCE Rate	$46,841	$38,566		$36,488	$-
Number of Revenue Days	1,182	164	1,346	1,283	-	1,283
Panamax
Average TCE Rate	$-	$-		$19,851	$-
Number of Revenue Days	-	-	-	70	-	70
Total Crude Tankers Revenue Days	8,453	1,823	10,276	8,474	675	9,149
Product Carriers
LR2
Average TCE Rate	$35,842	$18,588		$-	$17,613
Number of Revenue Days	225	140	365	-	362	362
LR1
Average TCE Rate	$60,428	$-		$38,706	$-
Number of Revenue Days	2,826	-	2,826	3,113	-	3,113
MR
Average TCE Rate	$29,479	$21,040		$30,345	$20,927
Number of Revenue Days	11,615	1,210	12,825	13,262	140	13,402
Handy
Average TCE Rate	$-	$-		$13,861	$-
Number of Revenue Days	-	-	-	469	-	469
Total Product Carriers Revenue Days	14,666	1,350	16,016	16,844	502	17,346
Total Revenue Days	23,119	3,173	26,292	25,318	1,177	26,495

Revenue days in the above tables exclude days related to full service lighterings and days for which recoveries were recorded under the Company’s loss of hire insurance policies. In addition, during 2023 and 2022, certain of the Company’s vessels were employed on transitional voyages in the spot market prior to delivering to pools. These transitional voyages are excluded from the tables above.

During the 2023 and 2022 periods, each of the Company’s LR1s participated in the Panamax International Pool and transported crude oil cargoes exclusively.

Fleet Information

As of December 31, 2023, INSW’s fleet totaled 77 vessels, of which 63 were owned and 14 were chartered in.

			Total at December 31, 2023
Vessel Fleet and Type	Vessels Owned	Vessels Chartered-in	Total Vessels	Total Dwt
Operating Fleet
VLCC	4	9	13	3,910,572
Suezmax	13	-	13	2,061,754
Aframax	4	-	4	452,375
Crude Tankers	21	9	30	6,424,701

LR2	1	-	1	112,691
LR1	6	1	7	522,698
MR	31	4	35	1,750,854
Product Carriers	38	5	43	2,386,243

Total Operating Fleet	59	14	73	8,810,944

Newbuild Fleet
LR1	4	-	4	294,400

Total Newbuild Fleet	4	-	4	294,400

Total Operating and Newbuild Fleet	63	14	77	9,105,344

Reconciliation to Non-GAAP Financial Information

The Company believes that, in addition to conventional measures prepared in accordance with GAAP, the following non-GAAP measures may provide certain investors with additional information that will better enable them to evaluate the Company’s performance. Accordingly, these non-GAAP measures are intended to provide supplemental information, and should not be considered in isolation or as a substitute for measures of performance prepared with GAAP.

(A) Adjusted Net Income

Adjusted Net Income consists of Net Income adjusted for the impact of certain items that we do not consider indicative of our ongoing operating performance. This measure does not represent or substitute net income or any other financial item that is determined in accordance with GAAP. While Adjusted Net Income is frequently used as a measure of operating results and performance, it may not be necessarily comparable with other similarly titled captions of other companies due to differences in methods of calculation. The following table reconciles net income, as reflected in the consolidated statement of operations, to Adjusted Net Income:

	Three Months Ended December 31,		Fiscal Year Ended December 31,
($ in thousands)	2023	2022	2023	2022
Net income	$132,114	$218,429	$556,446	$387,891
Third-party debt modification fees	-	-	568	1,158
Loss on sale of investments in affiliated companies	-	-	-	9,513
Gain on disposal of vessels and other assets, net of impairments	(25,286)	(10,308)	(35,934)	(19,647)
Gain on sale of interest in DASM	-	-	-	(135)
Write-off of deferred financing costs	734	656	2,686	1,266
Loss on extinguishment of debt	-	-	1,323	-
Adjusted Net Income	$107,562	$208,777	$525,089	$380,046

Weighted average shares outstanding (diluted)	49,343,856	49,619,307	49,428,967	49,844,904
Adjusted Net Income per diluted share	$2.18	$4.19	$10.62	$7.62

(B) EBITDA and Adjusted EBITDA

EBITDA represents net income before interest expense, income taxes, and depreciation and amortization expense. Adjusted EBITDA consists of EBITDA adjusted for the impact of certain items that we do not consider indicative of our ongoing operating performance. EBITDA and Adjusted EBITDA do not represent, and should not be a substitute for, net income or cash flows from operations as determined in accordance with GAAP. Some of the limitations are: (i) EBITDA and Adjusted EBITDA do not reflect our cash expenditures, or future requirements for capital expenditures or contractual commitments; (ii) EBITDA and Adjusted EBITDA do not reflect changes in, or cash requirements for, our working capital needs; and (iii) EBITDA and Adjusted EBITDA do not reflect the significant interest expense, or the cash requirements necessary to service interest or principal payments, on our debt. While EBITDA and Adjusted EBITDA are frequently used as a measure of operating results and performance, neither of them is necessarily comparable to other similarly titled captions of other companies due to differences in methods of calculation. The following table reconciles net income as reflected in the consolidated statements of operations, to EBITDA and Adjusted EBITDA:

	Three Months Ended December 31,		Fiscal Year Ended December 31,
($ in thousands)	2023	2022	2023	2022
Net income	$132,114	$218,429	$556,446	$387,891
Income tax provision	3,446	25	3,878	88
Interest expense	14,081	17,091	65,759	57,721
Depreciation and amortization	33,682	28,404	129,038	110,388
EBITDA	183,323	263,949	755,121	556,088
Amortization of time charter contracts acquired	-	-	-	842
Third-party debt modification fees	-	-	568	1,158
Loss on sale of investments in affiliated companies	-	-	-	9,513
Gain on disposal of vessels and other assets, net of impairments	(25,286)	(10,308)	(35,934)	(19,647)
Gain on sale of interest in DASM	-	-	-	(135)
Write-off of deferred financing costs	734	656	2,686	1,266
Loss on extinguishment of debt	-	-	1,323	-
Adjusted EBITDA	$158,771	$254,297	$723,764	$549,085

(C) Cash

	December 31,	December 31,
($ in thousands)	2023	2022
Cash and cash equivalents	$126,760	$243,744
Short-term investments	60,000	80,000
Total Cash	$186,760	$323,744

(D) Time Charter Equivalent (TCE) Revenues

Consistent with general practice in the shipping industry, the Company uses TCE revenues, which represents shipping revenues less voyage expenses, as a measure to compare revenue generated from a voyage charter to revenue generated from a time charter. Time charter equivalent revenues, a non-GAAP measure, provides additional meaningful information in conjunction with shipping revenues, the most directly comparable GAAP measure, because it assists Company management in making decisions regarding the deployment and use of its vessels and in evaluating their financial performance. Reconciliation of TCE revenues of the segments to shipping revenues as reported in the consolidated statements of operations follow:

	Three Months Ended December 31,		Fiscal Year Ended December 31,
($ in thousands)	2023	2022	2023	2022
Time charter equivalent revenues	$247,912	$335,650	$1,055,519	$853,710
Add: Voyage expenses	2,822	2,507	16,256	10,955
Shipping revenues	$250,734	$338,157	$1,071,775	$864,665